Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)(1)
(Form Type)

Citigroup Commercial Mortgage Securities Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Mortgage Backed Securities	Citigroup Commercial Mortgage Trust 2022-GC48, Commercial Mortgage Pass-Through Certificates, Series 2022-GC48	457(s)	$524,152,000	100%	$524,152,000	0.0000927	$48,588.89
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$524,152,000		$48,588.89
	Total Fees Previously Paid							$48,588.89(3)
	Total Fee Offsets
	Net Fee Due							$0

(1) This is the final prospectus for the Citigroup Commercial Mortgage Trust 2022-GC48, Commercial Mortgage Pass-Through Certificates, Series 2022-GC48 offering.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Payment of this registration fee was made on June 1, 2022 in connection with the filing of the preliminary prospectus (accession number: 0001539497-22-001111) pursuant to Rule 424(h) under the Securities Act of 1933.